Exhibit 4.6

APOLLO MEDICAL HOLDINGS, INC.

Partial Assignment of Common Stock Purchase Warrant

Reference is hereby made to that certain (i) Agreement and Plan of Merger, dated as of December 21, 2016 (as amended on March 30, 2017 and October 17, 2017, the “Merger Agreement”), by and among Apollo Medical Holdings, Inc., a Delaware corporation (“ApolloMed”), Apollo Acquisition Corp., a California corporation, Network Medical Management, Inc., a California corporation (“NMM”) and Kenneth Sim, M.D., as the Shareholders’ Representative, and (ii) Common Stock Purchase Warrant, dated as of October 14, 2015 (the “Series A Warrant”), a copy of which is attached hereto as Exhibit A.

Pursuant to Section 3.13 of the Merger Agreement, immediately prior to Closing, NMM, as the holder of the Series A Warrant, may make an in-kind distribution to its shareholders on a pro rata basis of the Series A Warrant. In accordance therewith, NMM hereby assigns a pro rata portion of the Series A Warrant for the right to purchase up to [_______] shares of common stock of ApolloMed and all rights evidenced thereby, to:

(“Transferee”) who was a shareholder of NMM immediately prior to the Closing and whose address is:

.

This Partial Assignment of Common Stock Purchase Warrant is made effective immediately prior to the Closing.

“NMM”

NETWORK MEDICAL MANAGEMENT, INC.

By:
Name:	Thomas S. Lam, M.D.
Title:	Chief Executive Officer

The undersigned Transferee hereby accepts the foregoing partial assignment and agrees to be bound by all of the terms and provisions of the Series A Warrant being assigned hereby.

Dated:

Transferee’s Signature:

Partial Assignment of Series A Warrant

Exhibit A

Series A Warrant

See Attached

Partial Assignment of Series A Warrant